Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Supertel Hospitality, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-138304, 333-147310, 333-153465, and 333-170756) on Form S-3 and (No. 333-134822) on Form S-8 of Supertel Hospitality, Inc. of our report dated March 16, 2011, with respect to the consolidated balance sheets of Supertel Hospitality, Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations, equity, and cash flows for each of the years in the three-year period ended December 31, 2010, and the related financial statement schedule, Schedule III – Real Estate and Accumulated Depreciation, which report appears in the December 31, 2010 annual report on Form 10-K of Supertel Hospitality, Inc.

/s/ KPMG LLP

Omaha, Nebraska

March 16, 2011